 News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Elects Steven W. Korn to Board of Directors

            ST. LOUIS, Mo., August 17, 2004 - Steven W. Korn, former Vice Chairman and Chief Operating Officer of CNN, has been elected to the Board of Directors of Brown Shoe Company, Inc. (NYSE: BWS).

            "Steve Korn, with his vast experience managing fast-paced growth and dynamic change at one of the most successful media outlets in the world, will be a real asset to our Board and Brown Shoe in its current growth phase," said Brown Shoe Chairman and CEO Ron Fromm. "Steve also brings a legal and operations background, as well as a knowledge of brand-building, and we look forward to his counsel."

            Mr. Korn's election increases the number of Board members from eight to nine. In May 2005, at the Brown Shoe annual shareholders' meeting, he is expected to stand for election to a three-year term.

            Mr. Korn, 50, joined Turner Broadcasting System in 1983. From 1986 to 1996 he held the position of Vice President and General Counsel and Secretary. He served as Vice Chairman and Chief Operating Officer of CNN from 1996 to June 2000. Prior to CNN/Turner, Mr. Korn served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues.

            Mr. Korn is a member of the Board of Directors for the Public Broadcasting Service (PBS), Vassar College, Schroeder Ventures, Inc. and Alvarez & Marsal. He is a graduate of Cornell Law School, and is an inactive member of the Georgia Bar Association. He received his A.B. with honors from Vassar College.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Supergirl, Superman, Spider-Man, and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.